CERTIFICATE OF MERGER

OF

KEYON ACQUISITION CORP.
a Delaware corporation

WITH AND INTO

KEYON COMMUNICATIONS INC.
a Nevada corporation

(Pursuant to Section 252(c) of the Delaware General Corporation Law)

The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of the State of Delaware and the Nevada Revised Statutes, respectively, do hereby certify:

FIRST: KeyOn Acquisition Corp., a Delaware corporation, is being merged into KeyOn Communications Inc., a Nevada corporation.

SECOND: That an agreement of merger and plan of reorganization (the “Merger Agreement”), whereby KeyOn Acquisition Corp. is merged with and into KeyOn Communications Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252(c) of the General Corporation Law of the State of Delaware and Section 92A.120 of the Nevada Revised Statutes.

THIRD: That the name of the surviving corporation is KeyOn Communications Inc.

FOURTH: That the Articles of Incorporation of KeyOn Communications Inc. shall be the Articles of Incorporation of the surviving corporation.

FIFTH: That the merger is to become effective upon filing.

SIXTH: That the executed Merger Agreement is on file at the office of the surviving corporation located at KeyOn Communications Inc., 11742 Stonegate Circle, Omaha, Nebraska 68164.

SEVENTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHTH: That (i) KeyOn Communications Inc. may be served with process in Delaware in any proceeding for enforcement of any obligation of KeyOn Acquisition Corp., as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and (ii) KeyOn Communications Inc. hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding and the Secretary of State shall mail a copy of any such process to KeyOn Communications Inc. at 11742 Stonegate Circle, Omaha, Nebraska 68164.

NINTH: That the plan of merger has been approved by the holders of at least a majority of the outstanding shares of stock of KeyOn Communications Inc., by written consent in lieu of a meeting of the shareholders.

TENTH: That the plan of merger has been approved by the holders of at least a majority of the outstanding shares of stock of KeyOn Acquisition Corp., by written consent in lieu of a meeting of the stockholders.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 9th day of August, 2007.

KEYON ACQUISITION CORP.

By:	/s/ Shahin Shadmer
Name: Shahin Shadmer
Title: President

KEYON COMMUNICATIONS INC.

By:	/s/ Jonathan Snyder
Name: Jonathan Snyder
Title: President